Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 7, 2015, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of SeaChange International, Inc. on Form 10-K for the year ended January 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SeaChange International, Inc. on Forms S-3 (File No. 333-56410 and 333-201866) and on Forms S-8 (File Nos. 333-136322, 333-17379, 333-100160, 333-65854, 333-113761, 333-128987, 333-147970, 333-153424, 333-175707 and 333-201867).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

April 7, 2015